Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-120269 and 333-98965 on Form S-8 of our reports dated May 18, 2010, relating to the consolidated financial statements of Verint Systems Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance for the reporting and disclosure of noncontrolling interests), and the effectiveness of Verint Systems Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Verint Systems Inc.’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2010.
/s/ DELOITTE & TOUCHE LLP
June 18, 2010